DEBT CONVERSION AGREEMENT

This Debt Conversion Agreement (the “Agreement”) is entered into effective as of as of May 30, 2022 by and between Rasmus Refer (“Investor”) and Wikisoft Corp. (the “Company”), with reference to the following facts:

WHEREAS, the company owns 51% of the Common Stock in Etheralabs LLC.

WHEREAS, Investor has loaned certain funds to the Company in the amount of $300,041 including interest, of which the Company and Investor desire to convert $300,041(the “Debt”) into an ownership of 51% of Common Stock in Etheralabs LLC.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Investor and the Company agree as follows:

1. Debt Conversion to ownership of Etheralabs LLC. Effective as of May 30, 2022, full amount of the Debt ($300,041) shall be converted into 51% ownership percent of Common Stock in Etheralabs LLC. Upon execution of this Agreement, the Company shall transfer the 51% ownership percent of Common Stock in Etheralabs LLC to the Investor, and the Investor shall acknowledge the repayment under the Loan Agreement and consider debt to Investor settled. Company shall inform management of Etheralabs LLC of the change of ownership.

2. Investor Representations. The Company is transferring the Common Stock to Investor in reliance upon the following representations made by Investor:

Investor acknowledges and agrees that: (a) the shares of Common Stock have not been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (b) Investor is acquiring the shares of Common Stock solely for its own account for investment purposes, and not with a view to the distribution thereof in a transaction that would violate the Securities Act or the securities laws of any State of the United States or any other applicable jurisdiction; (c) Investor is a sophisticated purchaser with such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of purchasing the shares of Common Stock; (d) Investor has had the opportunity to obtain from the Company such information as desired in order to evaluate the merits and the risks inherent in holding the shares of Common Stock; (e) Investor is able to bear the economic risk and lack of liquidity inherent in holding the shares of Common Stock; (f) Investor is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act; and (g)  Investor either has a pre-existing personal or business relationship with the Company or its officers, directors or controlling persons, or by reason of Investor’s business or financial experience, or the business or financial experience of their professional advisors who are unaffiliated with and who are not compensated by the Company, directly or indirectly, have the capacity to protect their own interests in connection with the acquirement of the Common Stock.

3. Miscellaneous.

(a) This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada.

(b) This Agreement constitutes the entire agreement between the parties and supersedes all prior oral or written negotiations and agreements between the parties with respect to the subject matter hereof. No modification, variation or amendment of this Agreement (including any exhibit hereto) shall be effective unless made in writing and signed by both parties.

(c) Each party to this Agreement hereby represents and warrants to the other party that it has had an opportunity to seek the advice of its own independent legal counsel with respect to the provisions of this Agreement and that its decision to execute this Agreement is not based on any reliance upon the advice of any other party or its legal counsel. Each party represents and warrants to the other party that in executing this Agreement such party has completely read this Agreement and that such party understands the terms of this Agreement and its significance. This Agreement shall be construed neutrally, without regard to the party responsible for its preparation.

(d) Each party to this Agreement hereby represents and warrants to the other party that (i) the execution, performance and delivery of this Agreement has been authorized by all necessary action by such party; (ii) the representative executing this Agreement on behalf of such party has been granted all necessary power and authority to act on behalf of such party with respect to the execution, performance and delivery of this Agreement; and (iii) the representative executing this Agreement on behalf of such party is of legal age and capacity to enter into agreements which are fully binding and enforceable against such party.

This Agreement is entered into and effective as of the date first written above.

COMPANY:		INVESTOR:

Wikisoft Corp

By:	/s/ Carsten Falk	By: /s/ Rasums Refer
	Carsten Falk, CEO	Rasmus Refer